Exhibit 5.1

Charles J. Bair
T: +1 858 550 6142
cbair@cooley.com

May 21, 2018
Cidara Therapeutics, Inc.
6310 Nancy Ridge Drive, Suite 101
San Diego, California

Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the offering by Cidara Therapeutics, Inc., a Delaware corporation (the “Company”), of 25,531,915 shares of the Company’s common stock, par value $0.0001 (the “Common Shares”), and 5,000,000 shares of the Company’s preferred stock, par value $0.0001 (together with the Common Shares, the “Shares”), pursuant to (i) a Registration Statement on Form S-3 (Registration Statement No. 333‑211472) (the “S-3 Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and (ii) a Registration Statement on Form S-3 (Registration Statement No. 333‑225061) filed with the Commission pursuant to Rule 462(b) of Regulation C promulgated under the Securities Act (together with the S-3 Registration Statement, the “Registration Statement”), the prospectus included within the S-3 Registration Statement (the “Base Prospectus”), and the prospectus supplement relating to the Shares dated May 21, 2018, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (together with the Base Prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s Certificate of Incorporation and Bylaws, each as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; and the accuracy, completeness and authenticity of certificates of public officials.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus, the filing of this opinion as an exhibit to a current report on Form 8-K of the Company and the incorporation by reference of this opinion in the Registration Statement.

4401 Eastgate Mall, San Diego, CA 92121 T: (858) 550-6000 F: (858) 550-6420 www.cooley.com

Cidara Therapeutics, Inc.
May 21, 2018
Page Two

Very truly yours,

Cooley LLP
By:     /s/ Charles J. Bair
Charles J. Bair

4401 Eastgate Mall, San Diego, CA 92121 T: (858) 550-6000 F: (858) 550-6420 www.cooley.com